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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


         The only subsidiary of Robert Realty Investors, Inc. (the "Company") is Roberts Properties Residential, L.P., a Georgia limited partnership (the "Operating Partnership"), of which the Company is the sole general partner and in which the Company owns a 60.2% ownership interest. The Operating Partnership does business under its legal name, although its various multifamily apartment communities are generally known by the names identified in the body of this annual report on Form-10KSB.